Mitek Systems Announces Election of New Board Members and Appointment of New General Counsel
SAN DIEGO, Calif., March 8, 2022 - Mitek Systems, Inc. (NASDAQ: MITK), a global leader in mobile capture and digital identity verification solutions, today announced that the stockholders of the company have elected Scott Carter and Rahul Gupta to the company’s board of directors and the board of directors has appointed Scott Marcus to its leadership team as general counsel.
Scott Carter, is the former CEO at ID Analytics (now LexisNexis) who is credited with leading the company through a period of substantial growth acceleration. He currently serves on the board of directors of Guardinex, Lending USA and Vital4. He also serves as Operating Partner at Bryce Catalyst, a recently formed boutique venture fund. Scott also advised various PE firms, FinTech and SaaS companies. Scott earned his BA from the University of Delaware and his MBA from University of Delaware, Lerner College of Business and Economics.
Rahul Gupta, is the former CEO of RevSpring, a healthcare billing and payments company. Prior to that, Rahul served as Group President for Fiserv (NASDAQ: FISV) where he was responsible for the payments line of business. Earlier he served as President for eFunds (NYSE: EFD), built several startup companies in the payments and marketing spaces, built technology businesses for Fidelity Investments, and served numerous consulting clients for PricewaterhouseCoopers (PwC). Rahul serves on several fintech boards including SavvyMoney, Amount, Exact Payments and Capital Good Fund, and advises several fintech venture and private equity funds. Rahul graduated Magna Cum Laude with an MBA from Indiana University and is a Certified Public Accountant from India.
Acknowledging the retirement of Alex W. “Pete” Hart and Bill Aulet from the board of directors, Max Carnecchia CEO of Mitek Systems remarked, “We would like to extend our sincere appreciation to both Pete and Bill for their significant contributions to Mitek during their tenure on Mitek’s Board of Directors.”
Additionally, Scott Marcus joined Mitek as general counsel on March 7, 2022. Scott succeeds Jason Gray, who has been with Mitek for six years. Scott comes with over 20 years of corporate law experience, over half of which is within the software industry with both large and small organizations. His experience includes nine years at NetSuite and most recently, four years as the general counsel for WideOrbit, a technology platform that enables media companies to tie their offerings together from pitch to payment. Scott earned his Juris Doctor degree from New York University School of Law.
"We are pleased to welcome all three of these impressive executives to Mitek," said Max Carnecchia. "Scott Carter’s extraordinary experience in the identity sector, along with his CEO track record, will be invaluable to the Mitek board of directors as we continue to grow and scale our business. Similarly, Rahul’s decades of executive leadership and financial services domain expertise will provide welcome guidance and consult as we embark on this growth. Scott Marcus as General Counsel brings critical experience at a time when global regulatory advancements accelerate and the requirement for digital identity verification intensifies. Welcome to Mitek, Scott, Rahul and Scott.”
Required Information regarding inducement equity grant
In connection with Scott Marcus’ employment, on March 7, 2022, the Mitek board of directors granted to him restricted stock units for (i) 42,950 shares of the Company’s common stock, which shall vest over a four year period with 25% of the shares subject thereto vesting on each anniversary of the grant date, (ii) 35,791 shares of the Company’s common stock, which shall vest up to 33.33% of the shares subject thereto on each anniversary of the grant date, subject to the achievement of the annual performance criteria which is based on the percentage increase in value of the Company’s common stock as compared to the percentage increase in value of the Russell 2000 Index over the applicable annual performance period, and (iii) 11,930 shares of the Company’s common stock, which shall vest up to 33.33% of the shares subject thereto on each anniversary of the grant date if the annual performance criteria (which is based on the percentage increase in value of the Company’s common stock as compared to the percentage increase in value of the Russell 2000 Index) for the applicable performance period has been exceeded by 10% or more. The restricted stock units were granted as an inducement to Mr. Marcus to accept employment with the Company and in accordance with NASDAQ Listing Rule 5635(c)(4). The vesting of each grant is subject to the employee’s continued service with the Company through the applicable vesting date. The inducement grants are subject to the terms and conditions of award agreements covering the grants and the Company’s 2020 Incentive Plan.
About Mitek
Mitek (NASDAQ: MITK) is a global leader in mobile capture and digital identity verification built on the latest advancements in computer vision and artificial intelligence. Mitek’s identity verification solutions enable organizations to verify an individual’s identity during digital transactions to reduce risk and meet regulatory requirements, while increasing revenue from digital channels. More than 7,500 organizations use Mitek to enable trust and convenience for mobile check deposit, new account opening and more. Mitek is based in San Diego, Calif., with offices across the U.S. and Europe. Learn more at www.miteksystems.com.  [(MITK-F)]
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